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[Adaptec Letterhead]

                                                                    EXHIBIT 2.13



Thomas J. Shea
Senior Vice President and Chief Operating Officer
Roxio, Inc.
460 South Milpitas Boulevard
Milpitas, CA 95131

Dear Tom:

This letter of agreement ("Letter of Agreement") confirms the agreement of Adaptec. Inc. ("Adaptec") and Roxio, Inc. ("Roxio") with respect to certain Assigned Trademarks, with respect to certain Assigned Technology that is the ReZoom product, and with respect to certain Assigned patents.

For the sum of $1.00, and other good and valuable consideration to be received by Roxio in connection with the Separation, Roxio agrees as follows:

RECONVEYANCE OF CERTAIN ASSIGNED TECHNOLOGY

Effective immediately after Separation, Roxio hereby grants, reconveys and assigns to Adaptec, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its right, title and interest in and to the Assigned Technology that is or directly relates to the ReZoom product including, without limitation, documentation and object code for the ReZoom product and the source code files set forth on EXHIBIT A, to the extent such Assigned Technology was conveyed to Roxio under the Master Technology Ownership and License Agreement (the "Reconveyed Technology"), and its Intellectual property Rights therein, to be held and enjoyed by Adaptec, its successors and assigns. Roxio further covenants that Roxio will, without demanding any further consideration therefor, at the request and expense of Adaptec (except for the value of the time of Roxio employees), do all lawful and just acts that may be or become necessary for evidencing, maintaining, recording and perfecting Adaptec's rights to such Reconveyed Technology and its Intellectual Property Rights therein, including but not limited to, execution and acknowledgement of assignments and other instruments in a form reasonably required by Adaptec for each Copyright and Database jurisdiction.


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RECONVEYANCE OF CERTAIN ASSIGNED TRADEMARKS

Effective immediately after Separation, Roxio hereby grants, reconveys and assigns to Adaptec, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its right, title and interest in and to the Assigned Trademarks set forth on EXHIBIT B (the "Reconveyed Trademarks"), together with the goodwill of the business symbolized by the Reconveyed Trademarks. Roxio further covenants that Roxio will, without demanding any further consideration therefor, at the request and expense of Adaptec (except for the value of the time of Roxio employees), do all lawful and just acts that may be or become necessary for evidencing, maintaining, recording and perfecting Adaptec's rights to such Reconveyed Trademarks, including but not limited to, execution and acknowledgement of assignments and other instruments in a form reasonably required by Adaptec for each Trademark jurisdiction.

RECONVEYANCE OF CERTAIN ASSIGNED PATENTS

Effective immediately after Separation, Roxio hereby grants, conveys and assigns to Adaptec, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its right, title and interest in and to the Assigned Patents set forth on EXHIBIT C ("Reconveyed Patents"), to be held and enjoyed by Adaptec, its successors and assigns. Roxio further grants, conveys and assigns to Adaptec all its right, title and interest in and to any and all causes of action and rights of recovery for past infringement of the Reconveyed Patents and the right to claim priority from the Reconveyed Patents. Roxio will, without demanding any further consideration therefor, at the request and expense of Adaptec (except for the value of the time of Roxio employees), do all lawful and just acts, that may be or become necessary for prosecuting, sustaining, and obtaining continuations, continuations-in-part and divisionals of, or reissuing or re-examining, said Reconveyed Patents and for evidencing, maintaining, recording and perfecting Adaptec's rights to said Reconveyed Patents, including but not limited to execution and acknowledgement of assignments and other instruments in a form reasonably required by Adaptec for each Patent jurisdiction.

LICENSE TO ROXIO

Effective after Separation and immediately upon the grant, conveyance and assignment of the Reconveyed Patents by Roxio to Adaptec, and in consideration of the above agreements by Roxio, Adaptec hereby grants to Roxio a nonexclusive, irrevocable, fully paid-up, worldwide license, without the right to grant sublicenses except as described in this paragraph, under the Reconveyed Patents to make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale and import: (a) any products and services that are commercially released by Roxio prior to or on the Separation Date that embody or are made in accordance with any invention of the Reconveyed Patents ("Current Roxio Products"); and (b) products or services containing functionality (i) embodied in a Current Roxio Product, and (ii) embodying or made in accordance with any invention(s) of the Reconveyed Patents, provided that this license shall not extend to any functionality or feature of the product or service not embodied in a Current Roxio Product. The licenses granted in this paragraph shall include the right of Roxio to sublicense its Subsidiaries. Each sublicensed Subsidiary shall be bound by the terms and conditions of the Master Patent

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Ownership and License Agreement as if it were named in the place of Roxio.
Any sublicense granted to a Subsidiary under the Reconveyed Patents shall terminate on the date such Subsidiary ceases to be a Subsidiary.

CERTAIN DEFINITIONS

Capitalized terms in this Letter of Agreement, which are not otherwise defined, shall have the meaning set forth in the Master Separation and Distribution Agreement, Master Technology Ownership and License Agreement and the Master Patent Ownership and License Agreement.

If the foregoing correctly reflects your understanding, please execute this Letter of Agreement where provided below.

Sincerely,

ADAPTEC, INC.

/s/ Robert N. Stephens
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AGREED AND ACKNOWLEDGED:

ROXIO, INC.

By: /s/ Thomas J. Shea
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    Thomas J. Shea